Exhibit 99.1

American National Bankshares Announces the Passing
of Director, Charles Somerville Harris

For more information, contact:

Jeffrey V. Haley	Carolyn B. Kiser
President & Chief Executive Officer	SVP, Director of Marketing & Community Affairs
American National Bankshares Inc.	American National Bank & Trust Company
haleyj@amnb.com	kiserc@amnb.com
434.773.2259	540.278.1703

FOR IMMEDIATE RELEASE:

DANVILLE, VA, December 12, 2022 – American National Bankshares Inc. announces the unfortunate passing of Charles Somerville Harris. Mr. Harris passed away unexpectedly on December 7, 2022 in his home. Harris served as a director of American National Bankshares since 2008. He was a member of the Company’s Audit, Risk & Compliance, and Stock Grant and Option Committees.

Jeffrey V. Haley, President and Chief Executive Officer of the Company and the Bank stated, “We are deeply saddened by the passing of our Director and friend. This is a big loss for us as Charles was a key member of our board who has had a lasting impact on our Company. While he was very committed to his role with American National, above all, he was an exceptional human being and we are forever grateful to him and his family for the time he shared with us.”

Mr. Harris was the Assistant to the President for External Relations at Averett University until his retirement in 2021. His long and successful career and impressive legacy is captured in a post from Averett University at www.averett.edu. His obituary can be found at www.dignitymemorial.com.

About American National

American National is a multi-state bank holding company with total assets of approximately $3.0 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices. American National Bank also manages an additional $1.1 billion of trust, investment and brokerage assets in its Wealth Division. Additional information about American National and American National Bank is available on American National's website at www.amnb.com.

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